Exhibit 23.2(a)

Consent of Independent Registered Public Accounting Firm

The Partners

Edgen Murray II, L.P.:

We consent to the use of our report dated February 29, 2012, with respect to the consolidated balance sheet of Edgen Murray II, L.P. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, partners’ (deficit) capital, comprehensive (loss) income, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to our audit of the adjustments described in note 14 to the consolidated financial statements of Edgen Murray II, L.P. and subsidiaries as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010 that were applied to retrospectively reflect the change in reportable segments as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010. We were not engaged to audit, review, or apply any procedures to the consolidated financial statements of Edgen Murray II, L.P. and subsidiaries as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, other than with respect to the adjustments, and accordingly, we do not express an opinion or any other form of assurance on the consolidated financial statements of Edgen Murray II, L.P. and subsidiaries as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 taken as a whole.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 27, 2012